EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Dolphin Entertainment, Inc.

Coral Gables, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 No. 333-267336 and Form S-8 No. 333-219770 of Dolphin Entertainment, Inc. of our report dated May 25, 2022, relating to the consolidated financial statements of Dolphin Entertainment Inc., which appears in this Form 10-K.

/s/ BDO USA, LLP

Miami, Florida

March 31, 2023